October 1, 2018

For information on the Tender Offer:

Financial Advisors: 855-498-1580

Shareholders: 844-485-9167

Highland Media Relations: 972-419-6272

NEXPOINT CAPITAL, INC. ANNOUNCES TENDER OFFER FOR COMMON STOCK

DALLAS, TX, October 1, 2018 – This release has been updated on November 29, 2018. NexPoint Capital, Inc. (the “Company”), a non-traded publicly registered business development company and affiliate of Highland Capital Management, L.P., today announced the expiration and final results for its tender offer (the “Tender Offer”) for up to 2.5% of its outstanding common stock (“Shares”) at a price of $9.61 per Share (an amount equal to the price at which Shares were issued pursuant to the Company’s amended and restated distribution reinvestment plan on September 26, 2018), plus any unpaid dividends accrued through the expiration date of the Tender Offer. The Fund’s Tender Offer expired on September 27, 2018 at 5:00 p.m. New York City time. 80,479 shares of the Company were tendered for repurchase in the Tender Offer.

Any questions regarding the Tender Offer can be directed to the Company’s Tender Agent, DST Systems, Inc., at 1-844-485-9167. The Company’s current offering price for its Shares, as well as other information, including information about management and the healthcare-focused investment strategy, are available at http://nexpointcapital.com. The information on or accessible through http://nexpointcapital.com is not incorporated by reference herein.

About NexPoint Advisors and NexPoint Capital, Inc.

NexPoint Capital, Inc. is a healthcare-focused business development company sponsored and managed by NexPoint Advisors, L.P., an affiliate of Highland Capital Management, L.P. NexPoint Advisors, L.P., is an SEC-registered investment advisor to the closed end fund, NexPoint Credit Strategies Fund.

About Highland Capital Management, L.P.

Highland Capital Management, L.P. is an SEC-registered investment adviser which, together with our affiliates, has approximately $12.9 billion of assets under management. Founded in 1993 by Jim Dondero and Mark Okada, Highland is one of the largest and most experienced global alternative credit managers. Highland specializes in credit strategies, such as credit hedge funds, long only funds and separate accounts, distressed and special situation private equity, and collateralized loan obligations (CLOs). Highland also offers alternative investments, including emerging markets, long/short equities, and natural resources. Highland’s diversified client base includes public pension plans, foundations, endowments, corporations, financial institutions, fund of funds, governments, and high net-worth individuals. Highland is headquartered in Dallas, Texas and maintains offices in New York, Sao Paolo, Singapore, and Seoul.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of NexPoint Advisors, L.P.’s or Highland Capital Management L.P.’s sponsored investment products, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. NexPoint Advisors, L.P. and Highland Capital Management L.P. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither the Company, nor the Company’s Board of Directors, nor NexPoint Advisors, L.P., makes any recommendation as to whether to tender or not to tender any Shares in the Tender Offer. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.